Exhibit 99.1

FOR IMMEDIATE RELEASE

WOW! ANNOUNCES EXECUTIVE LEADERSHIP CHANGES EFFECTIVE APRIL 1

Colleen Abdoulah to continue as Board Chair,

Steven Cochran named CEO/President, Cathy Kuo named COO

ENGLEWOOD, CO — (February 5, 2014) —  As part of its established succession plan, WOW! Internet, Cable and Phone (WOW!) today announced several changes to the company’s senior leadership team that will take effect April 1, 2014.  Chief Executive Officer and Chair of the Board Colleen Abdoulah will turn CEO responsibilities over to Steven Cochran, who is currently President of WOW!.  Abdoulah will continue as Chair.  Chief Marketing Officer Cathy Kuo will assume Cochran’s operational responsibilities in her new position as Chief Operating Officer.

“I am excited to announce the next step in WOW!’s future with this progression in leadership,” Abdoulah said.  “Developing our leaders and building bench strength is a priority for us and always has been. So we are fortunate to have tremendous depth and tenure on our leadership team to ensure this transition will be seamless and our unique culture will be preserved. As we approach the second anniversary of the Knology acquisition that doubled the size of our company, this is the ideal time to put our succession plan into effect.  Steven and I have partnered together over the last decade, and I am thrilled that our WOW! employees and customers will continue to be cared for under his exceptional leadership.”

Steven Cochran said, “It’s an honor to accept CEO responsibilities and I’m humbled to continue the legacy of what we’ve built here under Colleen’s extraordinary vision.  I’m grateful to her for setting the stage for this transition so thoughtfully, and I’ll continue to rely on Colleen’s guidance as our board chair.  No one is better qualified to take over operations than Cathy Kuo.  As Chief Marketing Officer, she has been integral to every operational initiative we’ve undertaken over the last several years. I have complete trust in her ability to strike the right balance across customer experience, employee experience, and financial objectives as she assumes her new role as COO.”

Colleen Abdoulah has guided WOW! since 2002, overseeing industry-leading financial success. She successfully led WOW! through a sale process to Avista Capital Partners in 2006 and under her leadership, WOW! has earned multiple awards for excellence as a service provider and as an employer.  As Chair of the Board, Abdoulah will continue to provide strategic leadership, executive coaching and development, and serve on the Board Compensation Committee.  She will also continue as Chair of the American Cable Association.

Steven Cochran began his career with WOW! as CFO in 2002; he was promoted to COO/CFO in 2008 and to President in 2010, Responsible for  the company’s mergers and acquisitions strategy, Cochran has been the architect of several critical acquisitions starting in 2006. His leadership has created unprecedented value for employees and shareholders. In addition to assuming the CEO position, Steven will join the Board of Directors.

Cathy Kuo’s leadership has helped WOW! quadruple its customer base.  Since joining WOW! in 2001, she has led the company’s strategic plans for pricing and product management, branding, programming and ad sales.

Further documentation related to today’s announcement will be available at www.sec.gov or at the Investor Relations site located on the WOW! corporate website: http://www.wowway.com/investor-relations

About WOW!

WOW! is one of the nation’s leading providers of high-speed Internet, cable TV, and phone serving communities in Illinois, Michigan, Indiana, and Ohio since 2001, and in Kansas, South Dakota and the Southeast since 2012. The company is dedicated to delighting customers with friendly, quality service at affordable prices. WOW! is privately held and controlled by Avista Capital Partners.

###

CONTACT:

Erica Stull

Manager, Organizational Communications

720-479-3515  /  estull@wideopenwest.com